Exhibit 10.1
General Electric Capital Corporation
GE Capital Markets, Inc.
299 Park Avenue
New York, New York 10171
(212) 370-8000
CONFIDENTIAL
June 26, 2011
Mr. Michael M. Earley
Chief Executive Officer
Metropolitan Health Networks, Inc.
777 Yamato Road, Suite 510
Boca Raton, Florida 33431
Metropolitan Health Networks, Inc.
$355,000,000 Credit Facilities
Commitment Letter
Ladies and Gentlemen:
General Electric Capital Corporation (“GECC”) is pleased to commit to provide (directly and/or through an affiliate) (a) a $265,000,000 senior secured first lien credit facility, which will be comprised of a $25,000,000 Senior Secured Revolving Credit Facility (“Revolver”) and a $240,000,000 Senior Secured Term Loan (“Term Loan”, and collectively with the Revolver, the “First Lien Credit Facilities”) and (b) a $90,000,000 senior secured second lien term loan facility (the “Second Lien Credit Facility”, and collectively with the First Lien Credit Facilities, the “Credit Facilities”) and to act as administrative agent for the Credit Facilities. The Credit Facilities will be used in connection with the acquisition (the “Acquisition”) by Metropolitan Healthcare Networks, Inc. (“Borrower”) of all of the issued and outstanding capital stock of Continucare Corporation (the “Target”, and together with its subsidiaries, the “Acquired Business”) (the transactions described above are collectively referred to herein as the “Transaction”).
GECC’s commitment is subject to the terms and conditions set forth herein, in the Summary of Terms attached as Exhibit A with respect to the First Lien Credit Facilities (the “First Lien Term Sheet”), the Summary of Terms attached as Exhibit B with respect to the Second Lien Credit Facility (the “Second Lien Term Sheet”, and together with the First Lien Term Sheet, the “Term Sheets” and, collectively with this letter, the “Commitment Letter”) and in the Fee Letter (as defined below). GE Capital Markets, Inc. (the “Lead Arranger” and, together with GECC, the “Commitment Parties”) is pleased to act, on such terms and conditions, as the sole lead arranger and sole bookrunner for the Credit Facilities. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned to such terms in the Term Sheets.

Syndication.
The Lead Arranger may syndicate, prior to and/or after the execution Credit Facilities Documentation (as defined in Schedule I hereto) a portion of the loans and commitments to one or more other lenders (together with GECC, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Fee Letter. Any assignments of GECC’s commitments and/or loans to complete the Syndication Process shall not be subject to the consent, minimum amounts and fee provisions set forth in this Commitment Letter or the Credit Facilities Documentation. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter (except for the provision of the last sentence of the third paragraph of this Syndication section), neither the commencement nor the completion of the Syndication Process shall constitute a condition precedent to the Closing Date.
The Lead Arranger will, in consultation with Borrower, control all aspects of the Syndication Process, including timing, selection of prospective Lenders, the awarding of any titles and the determination of allocations and the amount of fees. Borrower agrees that, without the prior written consent of the Lead Arranger (i) no other administrative agents, syndication agents, co-agents, lead arrangers or book runners will be appointed, no other titles will be awarded and (ii) no Lender will be permitted to receive compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this Commitment Letter or the Fee Letter.
Borrower agrees to actively assist (and use its commercially reasonable efforts to cause Target, each of their respective affiliates and all other necessary persons to assist and cooperate) GECC and the Lead Arranger with the Syndication Process including, without limitation, (i) participation in meetings (including with ratings agencies), (ii) preparation of information including a confidential information memorandum, presentations and other offering materials to be used in connection with the Syndication Process, and (iii) confirmation of the completeness and accuracy and, if applicable, “PUBLIC” nature of, and the signing of an authorization letter with respect to, such materials and (iv) using commercially reasonable efforts to obtain public corporate credit and corporate family ratings, respectively, and ratings for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). The commitment and agreements of GECC and the Lead Arranger are subject to the Lead Arranger being afforded a period of at least 30 business days from the lender meeting to complete the Syndication Process (excluding any appropriate and customary black-out periods).
There shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of, Borrower, the Acquired Business or any of its or their respective subsidiaries being offered, placed or arranged (other than the Credit Facilities or any indebtedness of Borrower and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) without the prior written consent of the Lead Arranger, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities.
The Evaluation Material (as defined below) shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to Borrower, Target and their respective subsidiaries, or that is not material with respect to Borrower, Target and their respective securities for purposes of U.S. federal and state securities laws. Borrower also hereby agrees that it will (a) identify in writing (and use commercially reasonable efforts to cause Target to identify in writing) and (b)

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clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC”. Borrower hereby agrees that by identifying and/or marking such Evaluation Material pursuant to the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, the Commitment Parties, Lenders and prospective Lenders shall be entitled to treat such Evaluation Material as PUBLIC with respect to Borrower, Target and their respective subsidiaries for purposes of U.S. federal and state securities laws. Borrower further acknowledges and agrees that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked: term sheets with respect to the Credit Facilities and the Transaction, and administrative materials of a customary nature prepared by the Commitment Parties for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum.
Information.
Borrower hereby represents and warrants that to Borrower’s knowledge (a) all written information other than projections (“Projections”) and general economic or specific industry information developed by, and obtained from, third-party sources (the “Information”) that has been or will be made available to the Commitment Parties and/or the Lenders by Borrower, Target or any of their respective affiliates or representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein when taken as a whole not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by Borrower, Target or any of their respective affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by Borrower to have been reasonable when made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). Borrower agrees that if at any time prior to the closing of the Credit Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then Borrower will promptly, before closing, supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances. Borrower understands that in arranging and syndicating the Credit Facilities the Lead Arranger may use and rely on the Information and Projections without independent verification thereof.
Borrower hereby authorizes and agrees, on behalf of Borrower, Target and their respective affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of Borrower, Target and their respective affiliates to the Commitment Parties regarding Borrower, Target and their respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Credit Facilities (collectively, “Evaluation Material”) may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings and, if applicable, ratings agencies (including, “click-through” agreements), all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). Borrower hereby further authorizes the Lead Arranger to download copies of Borrower’s and Target’s logos from their respective websites and post copies thereof on an IntraLinks® or similar workspace and use such logos on any confidential information memoranda,

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presentations and other marketing materials, but only to the extent prepared in connection with the Syndication Process.
Fees.
As consideration for the agreements and commitments of the Commitment Parties hereunder, Borrower agrees to cause to be paid the non-refundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to conditions set forth therein.
Expenses.
Regardless of whether the Credit Facilities close, Borrower hereby agrees to pay upon demand to the Commitment Parties all fees and invoiced out-of-pocket expenses (including, but not limited to, all reasonable costs and fees of external legal counsel, environmental consultants, appraisers, auditors and other consultants and advisors, due diligence reports, escrow costs (if applicable), recording and transfer fees and taxes, title charges and survey costs) incurred in connection with this Commitment Letter, the Fee Letter, the Transaction, and the Credit Facilities (and the negotiation, documentation, closing and syndication thereof).
Confidentiality.
Borrower agrees that it will not disclose the contents of this Commitment Letter, the Fee Letter or the Commitment Parties’ involvement with, GECC’s commitment to provide or the Lead Arranger’s agreement to arrange the Credit Facilities to any third party (including, without limitation, any financial institution or intermediary) without GECC’s prior written consent other than to (a) those individuals who are Borrower’s directors, officers, employees or advisors in connection with the Credit Facilities; provided that this Commitment Letter (but not the Fee Letter) may also be disclosed to Target’s directors, officers, employees and advisors and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case Borrower agrees to inform GECC promptly thereof). Borrower agrees to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that Borrower prepares or that is prepared on its behalf that contain GECC’s or any affiliate’s name or describe GECC’s financing commitment or the Lead Arranger’s role and activities.
Indemnification.
Regardless of whether the Credit Facilities close, Borrower agrees to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, reasonable attorneys’ fees), damages, and liabilities of any kind (including, without limitation, any environmental liabilities) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto

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and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by Borrower, Target or any of their respective affiliates), and (b) reimburse each Indemnified Person upon demand for all reasonable legal expenses and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person. Under no circumstances shall GECC, GECM or any of their respective affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto.
Furthermore, Borrower hereby acknowledges that information relating to the Credit Facilities may be transmitted through IntraLinks®, internet, email or similar electronic transmission and agrees that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. Borrower agrees to assume and accept such risks and hereby authorizes the use of transmission of electronic transmissions, and that none of the Commitment Parties nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems.
Sharing Information; Absence of Fiduciary Relationship.
Borrower acknowledges that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other companies with which Borrower may have conflicting interests. Borrower further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Borrower and any of the Commitment Parties has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising Borrower on other matters and (b) Borrower will not assert any claim against any Commitment Party for breach or alleged breach of fiduciary duty and agrees that no Commitment Party shall have any direct or indirect liability to Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Borrower, including its stockholders, employees or creditors.
Assignments and Amendments.
This Commitment Letter shall not be assignable by Borrower without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. GECC may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the Syndication Process or otherwise; provided that notwithstanding such assignment, the commitment of GECC to provide the entire principal amount of the Credit Facilities to be funded on the Closing Date on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other Lenders fund their commitments on the Closing Date. This Commitment Letter may not be

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amended or waived except by an instrument in writing signed by Borrower and the Commitment Parties.
Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.
Venue and Submission to Jurisdiction.
Borrower consents and agrees that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Credit Facilities, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that Borrower acknowledges that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection, which it may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.
Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES, THE TRANSACTION AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Survival.
The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnification”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the expiration or termination of this Commitment Letter and the closing and/or funding of any or all of the Credit Facilities, and shall remain in full force and effect regardless of whether the Credit Facilities close or the Credit Facilities Documentation shall be executed and delivered; provided that if the Credit Facilities close or the Credit Facilities Documentation shall be executed and delivered, the provisions under the heading “Syndication” shall survive only until the completion of the Syndication Process (as determined by Lead Arranger).

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Integration.
This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.
Patriot Act.
The Commitment Parties hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding Borrower that will allow such Lender to identify Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
Please indicate Borrower’s acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GECC on behalf of the Commitment Parties such signature pages by 5:00 p.m., New York time on June 29, 2011. Unless extended in writing by the Commitment Parties, the commitments and agreements contained herein shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless Borrower shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 5:00 p.m. New York time on November 1, 2011, (c) the closing of the Acquisition without the use of the Credit Facilities, (d) the termination of the Acquisition Agreement, and (e) execution and delivery of the Credit Facilities Documentation and funding of the Credit Facilities.
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Sincerely,
GENERAL ELECTRIC CAPITAL CORPORATION

By: Name:	/s/ Jason Ricketts Jason Ricketts
Title:	Its Duly Authorized Signatory
GE CAPITAL MARKETS, INC.

By: Name:	/s/ Joseph Lee Joseph Lee
Title:	Its Duly Authorized Signatory
Commitment Letter

AGREED AND ACCEPTED
THIS 26TH DAY OF JUNE, 2011
METROPOLITAN HEALTH NETWORKS, INC.

By: Name:	/s/ Michael M. Earley Michael M. Earley
Title:	CEO
Commitment Letter

Exhibit A to Commitment Letter
$265,000,000 First Lien Credit Facilities
Summary of Terms
June 26, 2011
Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter to which this term sheet is attached.

Borrower:	Metropolitan Health Networks, Inc. (“Borrower”).

Guarantors:	Each of Borrower’s existing and subsequently acquired or formed direct and indirect subsidiaries (each, a “Guarantor” and collectively, the “Guarantors”).

Administrative Agent:	General Electric Capital Corporation (“GECC” and, in such capacity, the “Agent”)

Sole Lead Arranger and Sole Bookrunner:	GE Capital Markets, Inc. (“GECM” and, in such capacity, the “Lead Arranger”)

Lenders:	GECC and/or one or more of its direct or indirect subsidiaries and a syndicate of banks, financial institutions and other entities arranged by the Lead Arranger for the portion not held by GECC and/or its subsidiaries.

First Lien Credit Facilities:	$265,000,000 in senior secured first lien credit facilities (the “First Lien Credit Facilities”) consisting of the following:
Term Loan: A term loan of $240,000,000 (the “Term Loan”) will be advanced in one drawing on the Closing Date (as defined below) and have a term of five years, and will be repayable in equal quarterly installments of 5.0% per annum of the original principal amount of the Term Loan commencing on the first day of the first full calendar quarter beginning after the Closing Date with the balance payable in full on the maturity date.
Amounts repaid on Term Loan may not be reborrowed.
Revolving Credit Facility: A revolving credit facility of $25,000,000 (the “Revolving Credit Facility”) under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date.
Letters of Credit. A sub-facility of $15,000,000 of the Revolving Credit Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrower and the Guarantors. Any such Letters of Credit shall reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.
Swing Line Loans. A sub-facility of $5,000,000 of the Revolving Credit Facility will be available to Borrower for swing line loans from GECC. Except for purposes of calculating the Commitment Fee (as defined below), any such swing line loans shall reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Incremental Facility:	Borrower shall have the right to increase the size of the Term Loan and/or add one or more incremental term loan facilities to the First Lien Credit Facilities (each, whether or not a separate tranche, an “Incremental Term Loan”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; each Incremental Term Loan and each Incremental Revolving Facility are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”), in an aggregate amount of up to $50,000,000 at any time and from time to time provided:
(a) no Lender will be required to increase its respective commitment; provided that the Lenders will first be afforded the opportunity to provide such Incremental Facility;
(b) no default or event of default exists or would exist after giving effect thereto;
(c) after giving pro forma effect to such Incremental Facility and the use of proceeds thereof (and assuming, in the case of an Incremental Revolving Facility, that the entire amount of such increase is funded), as of the last day of the most recent month for which financial statements have been delivered, the senior leverage ratio shall not exceed the maximum senior leverage ratio then permitted under the First Lien Credit Agreement (as defined in Schedule I), less 0.25;
(d) the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the initial Term Loan and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the initial Term Loan;
(e) the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to any arranger or its affiliates with respect to any Incremental Term Loan) applicable to any Incremental Term Loan will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the initial Term Loan, the Revolving Credit Facility or any prior Incremental Term Loan, unless the interest rate margin with respect to the initial Term Loan, each prior Incremental Term Loan and the Revolving Credit Facility, as the case may be, is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Loan and the all-in yield on the initial Term Loan or any prior Incremental Term Loan, as the case may be, minus, 0.50%;
(f) except as permitted above, any Incremental Term Loan shall be on terms substantially consistent with the initial Term Loan; and
(g) any Incremental Revolving Facility shall be on substantially similar terms (including the pricing and maturity date) as, and pursuant to documentation applicable to, the Revolving Credit Facility.

Use of Proceeds:	The proceeds of the First Lien Credit Facilities on the Closing Date and advances under the Revolving Credit Facility made after the Closing Date (collectively, the “Loans”) will be used together with the proceeds of the Second Lien Credit Facility (as defined in Exhibit B) solely to, first, repay all amounts owing under the Acquired Businesses’ existing senior secured credit facilities and all other indebtedness (other than indebtedness to be agreed upon), and, thereafter, (a) to pay a portion of the consideration under the Acquisition Agreement (as defined below), (b) to pay fees and expenses incurred in connection with the foregoing and with the First Lien Credit Facilities and (c) in the case of the Loans under the Revolving Credit Facility made after the Closing Date, for working capital and general corporate purposes.

Interest:	Interest will be payable on the unpaid principal amount of all Loans at a rate per annum equal to, at the option of Borrower, (a) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) LIBOR (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.
“Base Rate” means a floating rate of interest per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the U.S. “Prime Rate,” (b) the federal funds rate plus 50 basis points and (c) the sum of LIBOR for an interest period of one month plus the excess of the LIBOR Applicable Margin over the Base Rate Applicable Margin.
“LIBOR” means, for each interest period, the greater of (a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such interest period adjusted for reserve requirements and (b) 1.5% per annum. When selecting the LIBOR option, Borrower will be entitled to choose 1, 2, 3 or 6 month (and, to the extent available to all relevant Lenders, 9 or 12 month) interest periods; provided that Borrower may not select any interest period of more than one (1) month until the earlier of (a) the date which is 90 days after the Closing Date and (b) the completion of the Syndication Process.
All interest will be calculated based on a 360-day year (or, in the case of Base Rate Loans, a 365/366-day year) and actual days elapsed. The First Lien Credit Agreement will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as LIBOR breakage provisions, LIBOR borrowing mechanics and other provisions relating to LIBOR.
The “Applicable Margin” (on a per annum basis) means:
(a) with respect to the Term Loan, 3.75%, in the case of Base Rate Loans, and 4.75%, in the case of LIBOR Loans; and
(b) with respect to Loans under the Revolving Credit Facility, 3.75%, in the case of Base Rate Loans (which shall include all Swing Line Loans), and 4.75%, in the case of LIBOR Loans;

Default Rate:	Automatically upon the occurrence of a bankruptcy or payment event of default (unless waived) or at the election of the Required Lenders (as defined below) upon the occurrence and during the continuance of any other event of default, the loans shall bear interest at a default rate of interest (the “Default Rate”) equal to an additional two percent (2%) per annum over the rate otherwise applicable and such interest will be payable on demand.

Interest Rate Protection:	Borrower shall obtain, within 90 days following the Closing Date, interest rate protection agreements on terms and with counterparties reasonably satisfactory to Agent in effect for not less than a three-year term covering a notional amount that equals at least 50% of the aggregate principal amount of Borrower’s consolidated floating rate indebtedness (other than the Revolving Credit Facility).

Fees:	In addition to the fees payable pursuant to the Fee Letter, Borrower shall pay the following fees:

A non-refundable fee of 0.50% per annum of the average daily balance of the unused portion of the Revolving Credit Facility to the Agent, for the account of the Lenders under the Revolving Credit Facility, quarterly in arrears (the “Commitment Fee”).

A non-refundable fee on the average daily issued but undrawn face amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Loans under the Revolving Credit Facility bearing interest based on LIBOR. Such fee may be increased upon the occurrence of an event of default in the same manner as the Default Rate is implemented. Such fee will be due and payable to Agent, for the account of the respective Lenders under the Revolving Credit Facility, quarterly in arrears.

Customary letter of credit fees to each issuing bank upon the issuance, amendment or extension of letters of credit at the prevailing rate. Such fees will be due and payable to the Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such letters of credit.

All fees will be calculated based on a 360-day year and actual days elapsed.

Prepayments and Commitment Reductions:	Borrower shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be negotiated in the First Lien Credit Agreement):

(a) Excess Cash Flow. Annual prepayments in an amount equal to 50% of Excess Cash Flow (to be defined), with a reduction to 25% based upon achievement and maintenance of a total leverage ratio not exceeding 2.00x as of the last day of each year commencing with the fiscal year ending December 31, 2012.

(b) Equity and Debt Issuances. Prepayments (i) in an amount equal to 50% of the net cash proceeds of issuances of publicly offered equity by Borrower and its subsidiaries with a reduction in such percentage upon achievement of a senior leverage ratio to be agreed upon and (ii) in an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations of Borrower and its subsidiaries (other than debt incurrences expressly permitted by the First Lien Credit Agreement).

(c) Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Borrower or its subsidiaries (including insurance and condemnation proceeds), subject to thresholds and reinvestment provisions to be agreed.
(d) Extraordinary Receipts. Prepayments in an amount equal to 100% of the net cash proceeds from Extraordinary Receipts (to be defined to include extraordinary receipts such as casualty and indemnity payments, and certain insurance proceeds and to exclude cash receipts in the ordinary course of business) subject to reinvestment rights to be agreed.
Mandatory prepayments will be applied to the outstanding Loans: first, to the next four installments of the Term Loan in direct order of maturity and thereafter ratably to the remaining installments of the Term Loan, next to the outstanding principal balance of the Revolving Credit Facility, which shall not effect a permanent reduction to the Revolving Credit Facility, next to cash collateralize Letters of Credit and then to the outstanding principal balance of the Second Lien Credit Facility to the extent required thereby. Mandatory prepayments shall be accompanied by any breakage costs in connection with any prepayments of LIBOR Loans.
Voluntary prepayments of the Loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility will be permitted at any time without penalty or premium provided that Borrower’s voluntary prepayments are accompanied by any breakage costs in connection with any voluntary prepayments of LIBOR Loans.
Voluntary prepayments shall be applied as directed by Borrower.

Collateral:	Subject to the Funds Certain Provisions and to exceptions to be agreed on for property below a certain value, all obligations of Borrower under the First Lien Credit Facilities and under any interest rate protection, or certain other hedging arrangements to be agreed, entered into with or arranged by Agent or an entity that is a Lender at the time such arrangements are entered into (or any affiliate of the foregoing) and of the Guarantors under the guarantees will be secured by a first priority perfected security interests in substantially all existing and after-acquired real and personal property of Borrower and each Guarantor, including, without limitation, 100% of all outstanding equity interests in their subsidiaries (the “Collateral”).

Borrower and the Guarantors shall be required to maintain springing account control agreements with respect to all material deposit and securities accounts, excluding zero balance payroll, withholding and trust accounts and petty cash accounts containing less than a to be determined amount, and subject to customary carve outs for Medicare and Medicaid proceeds in accordance with a cash management system reasonably satisfactory to the Agent.

Notwithstanding the foregoing, Borrower and Guarantors will not be required to take any action to perfect a security interest in any asset where Agent and Borrower agree the cost of perfection is excessive in relation to the benefit afforded thereby.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Agent (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, claims or encumbrances, except second priority liens securing the Second Lien Credit Facility and other permitted liens and encumbrances reasonably acceptable to Agent to be set forth in the First Lien Credit Facilities Documentation.

Conditions Precedent to Closing:	Solely as set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Credit Facilities shall take place, the “Closing Date”).

Conditions Precedent to each Subsequent Extension of Credit under the First Lien Credit Facilities:	All of the representations and warranties in the First Lien Credit Facilities Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default shall be continuing; and delivery of any relevant borrowing notices or letter of credit requests.

Representations and Warranties:	The First Lien Credit Agreement will contain, without limitation, the following representations and warranties with materiality and other exceptions, qualifications and thresholds as are customary in transactions of this type to be mutually agreed upon:

Valid existence, power and authority, foreign qualifications, compliance with law, no conflict, governmental authorization, enforceability, absence of litigation, no default or event of default, ERISA compliance, use of proceeds, margin regulations, title to properties, taxes, financial condition (including as to projections and no material adverse change), environmental matters, investment company and other regulated entities, solvency, labor relations, intellectual property, broker’s and investment banker’s fees, insurance matters, capitalization, capital structure and investments, jurisdiction of organization, location of assets and chief executive office, deposit and other accounts, acquisition agreement, status of First Lien Credit Facilities as senior debt, healthcare and other regulatory matters, compliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and accuracy of all information provided.

Affirmative Covenants:	The First Lien Credit Agreement will contain, without limitation, the following affirmative covenants with materiality and other exceptions, qualifications and thresholds as are customary in transactions of this type to be mutually agreed upon:

Preservation of corporate existence, licenses and intellectual property, maintenance of property, insurance, payment and performance of obligations, compliance with laws, inspection of property and books and records, use of proceeds, cash management systems, landlord agreements at locations to be determined, healthcare and other regulatory matters, further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral” and use of commercially reasonable efforts to deliver required landlord, mortgagee and bailee waivers), environmental matters and maintenance of Moody’s and S&P ratings without regard to the level of such ratings.

Reporting Requirements:	The First Lien Credit Agreement will contain, without limitation, the following financial and other reporting requirements:

Delivery of quarterly financial statements together with an MD&A report and of annual audited financial statements; delivery of management letters; delivery of an annual budget (including assumptions made in the build-up of such budget); annual insurance reports; quarterly schedules of intercompany loan balances; copies of certain reports sent to other parties and with required notices with respect to defaults, mandatory prepayment events, material litigation, taxes, labor matters, ERISA or environmental events, owned margin stock and other material information.

Financial Performance Covenants:	The First Lien Credit Agreement will contain the following financial performance covenants, each with definitions and levels to be agreed upon but which will have a 25% cushion below EBITDA in the financial model during the period from the Closing Date until the third anniversary of the Closing Date and thereafter with a cushion to be agreed upon:
•	minimum fixed charge coverage

•	maximum senior leverage

•	maximum total leverage

Negative Covenants:	The First Lien Credit Agreement will contain, without limitation, the following negative covenants with materiality and other exceptions, qualifications and thresholds as are customary in transactions of this type to be mutually agreed upon:

Limitations on liens, acquisitions, disposition of assets, consolidations and mergers, loans and investments, indebtedness, capital expenditures, transactions with affiliates, management fees and compensation, use of proceeds, contingent obligations, compliance with ERISA, restricted payments, change in business, change in structure, changes in accounting, name and jurisdiction of organization, amendments to related agreements and subordinated indebtedness, no negative pledges, OFAC; PATRIOT Act, healthcare and other regulatory matters, sale-leasebacks, hazardous materials and restructuring fees.

Events of Default:	The First Lien Credit Agreement will contain, without limitation, the following events of default with notice provisions, grace periods and thresholds customary in transactions of this type to be mutually agreed upon:

Failure to pay principal, interest or any other amount when due; representations and warranties incorrect in any material respect when made or deemed made; failure to comply with covenants in the First Lien Credit Agreement; cross-default to other material indebtedness and certain contingent obligations; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted invalidity or impairment of any part of the First Lien Credit Facilities Documentation (including the failure of any lien on a portion of Collateral having a value in excess of an amount to be determined to remain perfected); invalidity of subordination provisions; breach of a material agreement; healthcare and regulatory matters; and change of ownership or control.

Voting	Amendments, waivers and other modifications to the First Lien Credit Facilities Documentation shall require the consent of Lenders holding more than 50% of total commitments and/or Loans (the “Required Lenders”); provided that certain customary amendments, waivers and other modifications to be agreed shall require class votes or the consent of all Lenders;

provided, further, that the First Lien Credit Facilities Documentation shall provide the right for any individual Lender to agree to extend the maturity date of its outstanding Term Loan upon the request of Borrower without the consent of Agent or any other Lender on to-be-determined terms and conditions.

Miscellaneous:	The First Lien Credit Facilities Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and LIBOR breakage costs), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language, (d) customary “defaulting lender” and “yank-a-bank” provisions and (e) other provisions as are usual and customary for facilities of this kind (including voting, indemnity and expense provisions).

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in a particular tranche of the First Lien Credit Facilities) to other financial institutions with the consent of Agent and, so long as no event of default has occurred and is continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; provided however, that the consent of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders) and the consent of Borrower will be deemed to have been given if Borrower has not responded within five business days of a request for such consent. All assignments of a Lender’s interest in the First Lien Credit Facilities will be made via an electronic settlement system designated by Agent. An assignment fee of $3,500 shall be payable to Agent upon the effectiveness of any such assignment. Agent may impose restrictions on assignments to potential Lenders that hold subordinated or other junior indebtedness.

Governing Law and Submission to Jurisdiction:	New York

Agent’s Counsel:	Paul, Hastings, Janofsky & Walker LLP

Exhibit B to Commitment Letter
$90,000,00 Second Lien Credit Facility
Summary of Terms
June 26, 2011
Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter to which this term sheet is attached.

Borrower:	Metropolitan Health Networks, Inc. (“Borrower”).

Guarantors:	Each of Borrower’s existing and subsequently acquired or formed direct and indirect subsidiaries (each, a “Guarantor” and collectively, the “Guarantors”).

Administrative Agent:	General Electric Capital Corporation (“GECC” and, in such capacity, the “Agent”)

Sole Lead Arranger and Sole Bookrunner:	GE Capital Markets, Inc. (“GECM” and, in such capacity, the “Lead Arranger”)

Lenders:	A syndicate of financial institutions arranged by GECM in consultation with Borrower.

Credit Facility:	$90,000,000 senior secured second lien term loan (the “Second Lien Term Loan”) under a second lien credit facility (the “Second Lien Credit Facility”) will be advanced in one drawing on the Closing Date (as defined below) and have a term of six years. The Second Lien Term Loan will not amortize and will be paid in full on the maturity date.

Use of Proceeds:	Same as for First Lien Credit Facilities.

Interest:	Interest will be payable on the unpaid principal amount of all Loans at a rate per annum equal to, at the option of Borrower, (a) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) LIBOR (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.

“LIBOR” means, for each interest period, the greater of (a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such interest period adjusted for reserve requirements and (b) 1.75% per annum. When selecting the LIBOR option, Borrower will be entitled to choose 1, 2, 3 or 6 month (and, to the extent

Schedule I-1

available to all relevant Lenders, 9 or 12 month) interest periods; provided that Borrower may not select any interest period of more than one (1) month until the earlier of (a) the date which is 90 days after the Closing Date and (b) the completion of the Syndication Process.

All interest will be calculated based on a 360-day year (or, in the case of Base Rate Loans, a 365/366-day year) and actual days elapsed. The Second Lien Credit Facility will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as LIBOR breakage provisions, LIBOR borrowing mechanics and other provisions relating to LIBOR.

The “Applicable Margin” (on a per annum basis) means with respect to the Term Loan, 7.50%, in the case of Base Rate Loans, and 8.50%, in the case of LIBOR Loans; and

Default Rate:	Same as for First Lien Credit Facilities.

Fees :	As provided in the Fee Letter.

Prepayment Premiums:	Upon any prepayment of the Second Lien Term Loan, or any mandatory assignment of the Second Lien Term Loan pursuant to any “yank-a-bank” provisions pertaining to non-consenting Lenders, Borrower shall pay a premium equal to (i) 3% of the prepaid or assigned amount of the Second Lien Term Loan, if such prepayment or assignment occurs on or prior to the first anniversary of the Closing Date, (ii) 2% of the prepaid or assigned amount of the Second Lien Term Loan, if such prepayment or assignment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (iii) 1% of the prepaid or assigned amount of the Second Lien Term Loan, if such prepayment or assignment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

Collateral:	Same as for First Lien Credit Facilities, but with second priority lien.

Conditions Precedent to Closing:	As set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Credit Facilities shall take place, the “Closing Date”).

Representations and Warranties:	Same as for First Lien Credit Facilities.

Affirmative Covenants:	Same as for First Lien Credit Facilities.

Reporting Requirements:	Same as for First Lien Credit Facilities.

Financial Performance Covenants:	The Second Lien Credit Facility will contain the following financial performance covenants, each with definitions and levels to be agreed upon:
•	minimum fixed charge coverage

•	maximum total leverage;

provided that the covenant levels will be set at amounts that provide a 10% cushion to the corresponding covenants in the First Lien Credit Facilities.

Negative Covenants:	Same as for First Lien Credit Facilities, subject to increased baskets to be agreed upon.

Events of Default:	Same as for First Lien Credit Facilities, subject to increased thresholds to be agreed upon and provided that there shall be a cross acceleration but not a cross default to the First Lien Credit Facilities.

Voting:	Same as for First Lien Credit Facilities.

Miscellaneous:	Same as for First Lien Credit Facilities.

Assignments and Participations:	Same as for First Lien Credit Facilities.

Governing Law and Submission to Jurisdiction:	Same as for First Lien Credit Facilities.

Agent’s Counsel:	Same as for First Lien Credit Facilities.

SCHEDULE I
to
Commitment Letter
Conditions to Closing
June 26, 2011
The availability of the Credit Facilities set forth in the Commitment Letter shall be subject solely to the satisfaction of the following conditions:
1.	Absence of Orders. No governmental authority shall have obtained, enacted, issued, promulgated, enforced or entered any Applicable Law (as defined in the Acquisition Agreement), arbitration award, finding or Order (as defined in the Acquisition Agreement) (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Transaction.

2.	Maximum Leverage. The consolidated total leverage multiple, which solely for the purpose of this condition, shall exclude the Closing Date Letters of Credit (as defined below), of Borrower and its subsidiaries on the Closing Date after giving effect to the initial funding of the Credit Facilities and other transactions contemplated hereby shall not exceed 3.60x assuming average working capital levels. For the purposes of this calculation, EBITDA shall be calculated in accordance with Exhibit A attached hereto.

3.	Acquisition. The Acquisition shall have been consummated in accordance with the terms of the merger agreement (the “Acquisition Agreement”) substantially concurrent with the initial funding of the Credit Facilities, without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent (it being understood that any amendment or waiver to the definition of Material Adverse Effect (as defined in the Acquisition Agreement) or that results in a reduction of the cash portion of the purchase price, unless the commitments under the First Lien Credit Facilities and the Second Lien Credit Facility are reduced by a like amount with such reduction to be applied to the First Lien Credit Facilities and Second Lien Credit facility in GECC’s discretion, will be deemed to be materially adverse to the Lenders) and all requirements of law.

4.	No Combined Material Adverse Effect. Except as disclosed in the Company SEC Reports (as defined in the Acquisition Agreement) or in the schedules to the Acquisition Agreement, from March 31, 2011, to the date of the Acquisition Agreement there shall not have occurred a Combined Material Adverse Effect and since the date of the Acquisition Agreement, there shall not have occurred and be continuing, a Combined Material Adverse Effect. For purposes hereof, “Combined Material Adverse Effect” means any event, development, change or effect, that, individually or in the aggregate, has had, or would reasonably be likely to have (i) a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of Borrower, Target and their respective subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Borrower and Target to consummate the Transaction; provided, however, that no event, development, change or effect (by itself or when aggregated or taken together with any and all other events, developments, changes or effects) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Combined Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which Borrower and Target operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the Acquisition Agreement, the identity of Borrower or Target or the performance or compliance with the terms of the Acquisition Agreement (including in each case (i) any actions, challenges or investigations relating to the Acquisition Agreement or the Transaction made or brought by any current or former stockholders of Borrower or Target and (ii) any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom), (D) any changes, effects, developments or events resulting from the failure of Borrower or Target to meet internal or published forecasts, budgets, earnings or financial projections for any period or fluctuations in the trading price or volume of Borrower or Target’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Applicable Law or GAAP (as defined in the Acquisition Agreement) (or any interpretation thereof), except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B) and (F) disproportionately affect Borrower and Target taken as a whole as compared to other for profit companies operating in the industries in which Borrower and Target operate (after taking into account the size of the Borrower and Target taken as a whole, relative to such other for profit companies).

5.	Documentation and Other Customary Deliveries. The preparation, execution and delivery of a definitive first lien credit agreement (the “First Lien Credit Agreement”), intercreditor, and other documents executed in connection therewith (collectively, with the First Lien Credit Agreement, the “First Lien Credit Facilities Documentation”) shall be mutually acceptable to Borrower and Agent, incorporating substantially the terms and conditions as outlined herein and in the Commitment Letter to which this Schedule is attached and the delivery of other customary closing documents and for any other provisions not addressed herein, to be negotiated in good faith, customary for transactions of this type and mutually satisfactory. The preparation, execution and delivery of a definitive second lien credit agreement (the “Second Lien Credit Agreement”) and other documents executed in connection therewith (collectively, with the Second Lien Credit Agreement, the “Second Lien Credit Facility Documentation”; and together with the First Lien Credit Facilities Documentation, the “Credit Facilities Documentation”) shall be mutually acceptable to Borrower and Agent, incorporating substantially the terms and conditions as outlined herein and in the Commitment Letter to which this Schedule is attached and the delivery of other customary closing documents and for any other provisions not addressed herein, to be negotiated in good faith, customary for transactions of this type and mutually satisfactory.

6.	Agent shall have received (a) customary opinions of counsel to Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Credit Facilities Documentation, no conflicts with other material agreements, creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable), (b) a solvency certificate of Borrower’s chief financial officer (certifying that, after giving effect to the Transaction, Borrower and its subsidiaries on a consolidated basis are solvent), and (c) customary endorsements naming the Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Borrower and its subsidiaries forming part of the Collateral. Reliance letters with respect to any legal opinions given by counsel to Borrower or Target in connection with the Acquisition.

7.	Subject in all respects to the Funds Certain Provisions, all documents and instruments required to create and perfect Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

8.	Agent shall have received all documentation and other information about Borrower and the Guarantors as has been reasonably requested in writing by Agent or Lead Arranger at least 10 days prior to the Closing Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.	Agent shall have received (a) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Borrower for each subsequent fiscal quarter after December 31, 2010 ended at least 45 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Borrower and the Acquired Business, respectively, for each subsequent month after April 30, 2011 ended at least 30 days before the Closing Date.

10.	Agent shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date; (b) the combined estimated pro forma financial statements for Borrower and the Acquired Business for the year 2011, including revenue and EBITDA for Borrower and the Acquired Business by quarter for 2011; and (c) the Borrower’s consolidated financial projections for the six year period commencing for the calendar year following the Closing Date, in each case prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided that such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on FormS-1; provided, further, that the pro forma financial statements delivered pursuant to clauses (a) and (b) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of the then existing conditions, and, in the case of each of this and the immediately preceding provisos, the chief financial officer of Borrower shall have provided to Agent a written certification to that effect.

11.	All fees required to be paid pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter shall, upon the initial borrowing under the Credit Facilities, have been paid on the Closing Date (which amounts may be offset against the proceeds of the Credit Facilities).

12.	After giving effect to the consummation of the Transaction, Borrower and its subsidiaries shall have no outstanding preferred equity, debt for borrowed money or capitalized lease obligations, except for (a) 5,000 shares of Series A preferred stock, par value $.001 per share; stated value $100 per share of Borrower, (b) debt for borrowed money incurred pursuant to the Credit

Facilities, (c) outstanding letters of credit with an aggregate face amount of not more than $4,660,000 (the “Closing Date Letters of Credit”) and (d) such other existing debt for borrowed money and capitalized lease obligations in an aggregate amount not to exceed $1,500,000.
Notwithstanding anything in the Fee Letter, the Commitment Letter or the Credit Facilities Documentation to the contrary, (i) the only representations and warranties related to Borrower, Target and their respective subsidiaries in the Credit Facilities Documentation the accuracy of which will be a condition to the availability of the Credit Facilities on the Closing Date will be (A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of Agent and the Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct and (B) the Specified Representations (as defined below) made by Borrower and its subsidiaries in the Credit Facilities Documentation which shall be accurate in all material respects; and (ii) the terms of the Credit Facilities Documentation will not impair availability of the Credit Facilities on the Closing Date if the conditions expressly set forth in this Schedule I and the obligations set forth in the Fee Letter and the Syndication and Information provisions of the Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security) is not able to be provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but a security interest in such Collateral will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between Borrower and Agent); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph. For purposes hereof, “Specified Representations” mean the representations and warranties set forth in the Credit Facilities Documentation relating to legal existence, corporate power and authority; the authorization, execution and delivery, and legality, validity and enforceability, of the Credit Facilities Documentation; the creation, perfection and priority of liens (subject to the limitations on perfection set forth above); Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC and other anti-terrorism laws; the status of the Credit Facilities as senior debt; solvency as of the Closing Date (after giving effect to the Transaction) of Borrower and its Subsidiaries on a consolidated basis; use of proceeds; governmental and third party approvals for Borrower required to consummate the Transaction other than those the failure of which to obtain would not reasonably be expected to give rise to a Combined Material Adverse Effect and with respect to Target, as referenced in Schedule 8.02(d) of the Acquisition Agreement required to be obtained in connection with the Closing (as defined in the Acquisition Agreement) of the Merger (as defined in the Acquisition Agreement); and no violation of, or conflict with, (i) charter documents, (ii) applicable law or (iii) material agreements as it relates to the Credit Facilities Documentation, solely with respect to clause (ii) and (iii) in a manner which could reasonably be expected to give rise to a Combined Material Adverse Effect. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

EXHIBIT A
EBITDA CALCULATION
Solely for the purpose of the Maximum Leverage condition to closing, EBITDA will be defined generally as (i) operating income from continuing operations, plus (ii) non-cash expenses, plus (iii) one-time expenses incurred as a result of the Transaction, plus (iv) estimated cost savings to be achieved during the 12 month period following the Closing Date, as set forth on Annex A attached hereto, in an aggregate principal amount not to exceed $5,000,000.